SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 9, 2009
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

	Delaware	1-16725	42-1520346
	(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
	of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On February 9, 2009, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended December 31, 2008. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Fourth Quarter 2008 Earnings Release

SIGNATURE

Prsuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Terrance J. Lillis
Name: Terrance J. Lillis
Title: Senior Vice President and Chief Financial
Officer

Date: February 10, 2009

EXHIBIT 99

EXHIBIT RELEASE: On receipt Final at 02/09/2009 11:46 AM

MEDIA CONTACT: Jeff Rader, 515-247-7883, rader.jeff@principal.com

INVESTOR RELATIONS CONTACT: Tom Graf, 515-235-9500, investor-relations@principal.com

PRINCIPAL FINANCIAL GROUP, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2008 RESULTS

     Des Moines, IA (February 9, 2009) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for full year and fourth quarter 2008. The company reported net income available to common stockholders of $425.1 million, or $1.63 per diluted share for the twelve months ended December 31, 2008, compared to $827.3 million, or $3.09 per diluted share for the twelve months ended December 31, 2007. The company reported operating earnings of $942.7 million for 2008, compared to $1,052.7 million for 2007. Operating earnings per share (EPS) for 2008 were $3.61 compared to $3.93 for 2007. Operating revenues for 2008 were $10,725.1 million compared to $11,219.7 million for 2007.1

     For the three months ended December 31, 2008 the company reported a net loss available to common stockholders of $7.5 million or $0.03 per diluted share compared to net income available to common stockholders of $34.1 million, or $0.13 per diluted share for the three months ended December 31, 2007. The company reported operating earnings of $179.0 million for fourth quarter 2008, compared to $228.2 million for fourth quarter 2007. EPS for fourth quarter 2008 was $0.69 compared to $0.87 for the same period in 2007. Operating revenues for fourth quarter 2008 were $2,526.9 million compared to $2,899.1 million for the same period last year. Assets under management were $247.0 billion as of December 31, 2008 compared to $311.1 billion as of December 31, 2007.

     “Given the difficult business environment, The Principal delivered very solid operating results for the fourth quarter and the year, demonstrating the value of revenue and earnings diversification, and strong business fundamentals,” said Larry Zimpleman, president and chief executive officer. “In addition, we continued to focus on effectively managing risks in a challenging market by building on our liquidity position and focusing capital on our longer-term growth opportunities.”

Highlights:

Value of Diversification

· Life and Health earnings improved $49.3 million, or 22 percent in 2008 to $270.4 million, driving a 250 basis point improvement in segment return on equity.

· Principal International earnings improved $15.6 million, or 14 percent in 2008, to a record $126.3 million.

· Despite a 21 percent drop in assets under management in 2008 due to market conditions, 2008 operating revenues declined only 4 percent compared to 2007, on the strength of record revenues for the Global Asset Management and International Asset Management and Accumulation segments.

1 Use of non-GAAP financial measures is discussed in this release after Segment Highlights.

Strong Fundamentals

· Maintained outstanding sales of the company’s three key retirement and investment products despite a difficult sales environment, with $21.1 billion of sales on a combined basis in 2008, compared to a record $21.7 billion for 2007. This includes fourth quarter 2008 sales of $2.1 billion for Full Service Accumulation, $1.8 billion for Principal Funds and $0.7 billion for Individual Annuities.

· Record net cash flows in 2008 of $5.5 billion for Full Service Accumulation and $2.8 billion for Individual Annuities, an increase from 2007 of 17 percent and 38 percent, respectively, reflecting excellent sales and retention.

· Strong expense management, with total company operating expenses down $63.5 million, or 8 percent compared to fourth quarter 2007.

Financial Strength and Risk Management

· Increased cash and cash equivalent holdings by 94 percent from a year ago to $2.6 billion at December 31, 2008.

· Eliminated the company’s modest general account securities lending program.

· Continued to limit the size of the variable annuities with guaranteed living benefits business, minimizing the impact of equity markets on life company capital ratios.

· Reduced loan inventory in the company’s commercial mortgage securities issuance operation from $1.7 billion at the beginning of 2008 to $20 million at year-end.

· Began scaling back the Investment Only block, adding to the company’s capital cushion, and as part of longer-term focus on redeploying capital into higher growth businesses.

· The company estimates approximately $800 million of excess capital2 as of December 31, 2008, and an NAIC RBC ratio of between 420 and 445 percent.

     “While uncertainty remains around the length and severity of the global recession, we enter 2009 with a strong and proven business model,” said Zimpleman. “Deposits into our three asset management and accumulation segments3 were a record $112 billion in 2008. Principal Global Investors’ relative investment performance remains strong, and we continue to attract third party assets. And Full Service Accumulation began 2009 with its largest retirement plan win on record, providing defined contribution and nonqualified plan services to Community Health Systems, the largest publicly traded hospital company in the U.S. With some 80,000 participants and $1.4 billion in assets, this win is further evidence of the competitive advantage we have with Total Retirement Suite SM.”

     Added Zimpleman: “In 2009, we’ll continue working to address the challenges the market presents. We believe The Principal will emerge even stronger: by maintaining our risk management focus; by balancing expense discipline with the need to invest in growth; and importantly, by staying true to its mission – to help growing businesses, individuals and institutional clients achieve financial security and success.”

-------------------------------------------------

2 The company defines excess capital as the combination of debt capacity, cash at the holding company, and capital at the life company above what is required to maintain Principal Life’s current credit rating.

3 Combined results from the U.S. Asset Accumulation and International Asset Management and Accumulation segments, and non-affiliated results from the Global Asset Management segment.

Net Income (Loss)

Net income available to common stockholders of $425.1 million for 2008 reflects net realized capital losses of $505.3 million, which includes: $267.2 million of losses related to sales and permanent impairment of fixed maturity securities (including $58.1 million related to Lehman Brothers Holdings and $45.3 million related to Washington Mutual); $68.0 million of net losses related to hedging activities; $41.6 million of losses on mark to market of equity securities held as trading; $40.1 million of losses on mark to market of fixed maturity securities held as trading; $35.3 million of losses on mark to market of seed money investments; and $30.1 million of impairments on equity securities (including $6.5 million related to Lehman Brothers Holdings). Net income also includes a $12.3 million net loss from other after-tax adjustments, including a $28.1 million loss due to termination of the commercial mortgage securities issuance operation.

The net loss available to common stockholders of $7.5 million for fourth quarter 2008 reflects net realized capital losses of $188.9 million, which includes: $102.3 million of losses related to sales and permanent impairment of fixed maturity securities; $29.3 million of losses on mark to market of equity securities held as trading; $17.6 million of losses on bridge and mezzanine loans held in Principal Global Investors’ spread business; and $14.2 million of losses on mark to market of seed money investments. The net loss also includes a $2.4 million net gain from other after-tax adjustments.

Segment Highlights

U.S. Asset Accumulation

     Segment operating earnings for fourth quarter 2008 were $102.8 million, compared to $149.9 million for the same period in 2007. The decline primarily reflects the impact of significant equity market declines during fourth quarter 2008 and over the trailing twelve month period. Full service accumulation earnings were $54.3 million for fourth quarter 2008, compared to $82.1 million in fourth quarter 2007, reflecting a 16 percent decline in average account values. Individual annuities reported a $0.1 million operating loss in the fourth quarter 2008 compared to earnings of $15.1 million for fourth quarter 2007, primarily due to: unfavorable equity markets, which resulted in a true-up of variable annuity deferred policy acquisition costs during fourth quarter 2008, which reduced earnings by $11.6 million; and an increase in guaranteed minimum death benefit reserves, which reduced earnings by $4.1 million. Principal Funds’ earnings were $2.0 million for fourth quarter 2008, compared to $11.3 million in fourth quarter 2007, reflecting a 29 percent decline in average account values.

     Operating revenues for the fourth quarter were $1,100.5 million, compared to $1,300.3 million for the same period in 2007. The decline primarily reflects lower single premium group annuity sales in the full service payout business. The single premium group annuity product, which is typically used to fund defined benefit plan terminations, tends to vary from period to period. The decline also reflects lower fees in the full service accumulation and mutual fund businesses resulting from the negative impact of markets on account values.

     Segment assets under management were $139.1 billion as of December 31, 2008, compared to $178.1 billion as of December 31, 2007.

Global Asset Management

     Segment operating earnings for fourth quarter 2008 were $27.0 million compared to $29.8 million in the prior year quarter. Higher earnings from performance incentives in fourth quarter 2008 were more than offset by the impact of lower average assets under management and lower fees due to a slowdown in the real estate market.

     Operating revenues for fourth quarter increased to a record $173.5 million compared to $171.4 million for the same period in 2007.

     Third party assets under management for the segment were $70.3 billion as of December 31, 2008, compared to $87.4 billion as of December 31, 2007.

International Asset Management and Accumulation

     Segment operating earnings for fourth quarter 2008 were $18.4 million, compared to $25.4 million for the same period in 2007. The decline was primarily due to: weakening of Latin American currencies relative to the U.S. dollar, which reduced fourth quarter 2008 earnings by $6.5 million when compared to the same period a year ago; and interest rate related write-downs of government bonds of $3.3 million after-tax in Brazil included in operating earnings under equity method accounting. Both periods benefited by $3.8 million after-tax from higher yields on invested assets in Chile due to unusually high inflation. Fourth quarter 2007 earnings included a $5.6 million tax charge, due to new tax regulations in Mexico.

     Operating revenues were $148.6 million for fourth quarter 2008, compared to $255.4 million for the same period last year. The decrease was primarily due to weakening of Latin American currencies relative to the U.S. dollar and lower sales of single premium group annuities in Chile.

     Assets under management for the segment were $23.1 billion as of December 31, 2008, compared to $28.7 billion as of December 31, 2007, with $5.0 billion of the decline attributable to foreign currency.

Life and Health Insurance

     Segment operating earnings for fourth quarter 2008 were $50.6 million, compared to $42.1 million for the same period in 2007. Individual Life earnings were $29.6 million for fourth quarter 2008 compared to $26.0 million for the same period in 2007, reflecting growth in the block of business overall, and $2.9 million of additional earnings from updating the policyholder dividend scale to reflect experience of the closed block. Reflecting claim seasonality in higher deductible plans, the Health division had an operating loss of $5.6 million in fourth quarter 2008. This compares to an operating loss of $9.4 million for the same period in 2007, with improvement primarily due to lower loss ratios. Specialty Benefits earnings were $26.6 million for fourth quarter 2008 compared to $25.5 million for the same period in 2007, as favorable claims experience was partially offset by lower investment income.

     Operating revenues were $1,154.9 million for fourth quarter 2008, compared to $1,221.6 million for the same period in 2007. The decline was primarily due to a $56.4 million drop in Health division revenues, which primarily reflects a decline in covered members.

Page 7 Corporate

Operating losses for fourth quarter 2008 were $19.8 million, compared to operating losses of $19.0 million for the same period in 2007. Results for Corporate primarily reflect interest expense on company debt and payment of the preferred stock dividend.

Use of Non-GAAP Financial Measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Forward looking and cautionary statements

This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate.

Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2007, and in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; difficult conditions in the global capital markets and the general economy, which the company does not expect to improve in the near future, that may materially adversely affect the company’s business and results of operations; the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition; impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and default of the company’s re-insurers.

Page 8 Earnings Conference Call

On Tuesday, February 10, 2009 at 10:00 A.M. (ET), President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

  Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
  Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The call leader's name is Tom Graf.
  Replays of the earnings call are available at: www.principal.com/investor or by dialing 800-642-1687 (U.S. and Canadian callers) or 706-645-9291 (International callers). The access code is 80317341.
  Replays will be available approximately two hours after the completion of the live earnings call through the end of day February 17, 2009.

The company's financial supplement for fourth quarter and full year 2008 is currently available at www.principal.com/investor, and may be referred to during the call.

About the Principal Financial Group

The Principal Financial GroupÒ (The Principal®)4 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $247.0 billion in assets under management5 and serves some 19.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

4 "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

5 As of December 31, 2008

Summary of Segment and Principal Financial Group, Inc. Results

	Operating Earnings (Loss)* in millions
	Three Months Ended,		Twelve Months Ended,
Segment	12/31/08	12/31/07	12/31/08	12/31/07
U.S. Asset Accumulation	$102.8	$149.9	$531.3	$655.8
Global Asset Management	27.0	29.8	94.4	102.8
International Asset Management and
Accumulation	18.4	25.4	126.3	110.7
Life and Health Insurance	50.6	42.1	270.4	221.1
Corporate	(19.8)	(19.0)	(79.7)	(37.7)
Operating Earnings	179.0	228.2	942.7	1,052.7
Net realized capital losses, as adjusted	(188.9)	(211.5)	(505.3)	(229.7)
Other after-tax adjustments	2.4	17.4	(12.3)	4.3
Net income (loss) available to common
stockholders	$(7.5)	$34.1	$425.1	$827.3

		Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/08	12/31/07	12/31/08	12/31/07
Operating Earnings	$0.69	$0.87	$3.61	$3.93
Net realized capital
losses, as adjusted	(0.73)	(0.81)	(1.93)	(0.85)
Other after-tax adjustments	0.01	0.07	(0.05)	0.01
Net income (loss) available to common
stockholders	$(0.03)	$0.13	$1.63	$3.09
Weighted-average diluted common
shares outstanding	260.4	263.9	261.1	268.1

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders

Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07

Premiums and other considerations	$950.3	$1,178.1	$4,209.2	$4,634.1
Fees and other revenues	591.6	680.8	2,426.5	2,634.7
Net investment income	963.3	1,037.7	3,994.3	3,966.5
Net realized capital losses	(226.0)	(332.5)	(694.1)	(328.8)
Total revenues	2,279.2	2,564.1	9,935.9	10,906.5

Benefits, claims and settlement expenses	1,516.7	1,709.4	6,219.9	6,435.3
Dividends to policyholders	57.1	71.9	267.3	293.8
Operating expenses	765.9	813.2	2,995.1	3,129.2
Total expenses	2,339.7	2,594.5	9,482.3	9,858.3

Income (loss) from continuing operations
before income taxes	(60.5)	(30.4)	453.6	1,048.2
Income taxes (benefits)	(61.3)	(52.2)	(4.5)	208.1
Income from continuing operations, net of
related income taxes	0.8	21.8	458.1	840.1

Income from discontinued operations, net
of related taxes	-	20.6	-	20.2
Net income	0.8	42.4	458.1	860.3
Preferred stock dividends	8.3	8.3	33.0	33.0
Net income (loss) available to common
stockholders	$(7.5)	$34.1	$425.1	$827.3

Less:
Net realized capital losses, as adjusted	(188.9)	(211.5)	(505.3)	(229.7)
Other after-tax adjustments	2.4	17.4	(12.3)	4.3
Operating earnings	$ 179.0	$228.2	$ 942.7	$1,052.7

Selected Balance Sheet Statistics

Period Ended
	12/31/08	12/31/07	12/31/06

Total assets (in billions)	$ 128.2	$ 154.5	$ 143.7
Total common equity (in millions)	$ 1,930.8	$ 6,879.7	$ 7,318.8
Total common equity excluding accumulated
other comprehensive income (in millions)	$ 6,842.4	$ 6,459.5	$ 6,471.9
End of period common shares outstanding
(in millions)	259.3	259.1	268.4
Book value per common share	$ 7.45	$ 26.55	$ 27.27
Book value per common share excluding
accumulated other comprehensive income	$ 26.39	$ 24.93	$ 24.11

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07

Diluted Earnings Per Common Share:
Operating earnings	0.69	0.87	3.61	3.93
Net realized capital losses	(0.73)	(0.81)	(1.93)	(0.85)
Other after-tax adjustments	0.01	0.07	(0.05)	0.01
Net income (loss) available to common stockholders	(0.03)	0.13	1.63	3.09

Book Value Per Common Share Excluding
Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated
other comprehensive income	26.39	24.93	26.39	24.93
Net unrealized capital gains (losses)	(16.08)	1.22	(16.08)	1.22
Foreign currency translation	(0.67)	0.14	(0.67)	0.14
Net unrecognized post-retirement benefit obligations	(2.19)	0.26	(2.19)	0.26
Book value per common share including accumulated
other comprehensive income	7.45	26.55	7.45	26.55

Operating Revenues:
USAA	1,100.5	1,300.3	4,798.4	5,150.2
GAM	173.5	171.4	598.5	572.9
IAMA	148.6	255.4	849.0	796.3
Life and Health	1,154.9	1,221.6	4,682.0	4,857.1
Corporate	(50.6)	(49.6)	(202.8)	(156.8)
Total operating revenues	2,526.9	2,899.1	10,725.1	11,219.7
Add: Net realized capital losses and related fee
adjustments	(239.5)	(337.0)	(757.0)	(343.0)
Terminated commercial securities issuance operation	(8.2)	2.7	(32.2)	30.1
Less: Operating revenues from discontinued real estate	-	0.7	-	0.3
Total GAAP revenues	2,279.2	2,564.1	9,935.9	10,906.5

Operating Earnings:
USAA	102.8	149.9	531.3	655.8
GAM	27.0	29.8	94.4	102.8
IAMA	18.4	25.4	126.3	110.7
Life and Health	50.6	42.1	270.4	221.1
Corporate	(19.8)	(19.0)	(79.7)	(37.7)

Total operating earnings	179.0	228.2	942.7	1,052.7
Net realized capital losses	(188.9)	(211.5)	(505.3)	(229.7)
Other after-tax adjustments	2.4	17.4	(12.3)	4.3

Net income (loss) available to common stockholders	(7.5)	34.1	425.1	827.3

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	(188.9)	(211.5)	(505.3)	(229.7)
Add:
Periodic settlements and accruals on non-hedge derivatives	13.2	4.0	59.0	18.9
Amortization of DPAC and sale inducement costs	93.3	(15.3)	47.2	(10.4)
Certain market value adjustments of embedded derivatives	3.0	-	9.5	-
Capital gains distributed	(36.1)	3.3	(50.3)	11.0
Tax impacts	(105.5)	(118.4)	(257.2)	(125.5)
Minority interest capital gains	(5.3)	4.9	(0.9)	11.6
Less related fee adjustments:
Unearned front-end fee income	-	-	-	8.7
Certain market value adjustments to fee revenues	(0.3)	(0.5)	(3.9)	(4.0)

GAAP net realized capital losses	(226.0)	(332.5)	(694.1)	(328.8)

Other After Tax Adjustments:
Tax refinements related to prior years	8.2	(0.2)	8.2	(21.4)
Change in estimated loss related to a prior year legal
contingency	-	-	7.6	-
Gain on disposal of discontinued real estate investments	-	20.0	-	20.0
Terminated commercial securities issuance operation	(5.8)	(2.4)	(28.1)	5.7

Total other after-tax adjustments	2.4	17.4	(12.3)	4.3